Exhibit 10.12

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (this “Agreement”), effective as of              , 2014 (the “Effective Date”), is made and entered by and between Avent, Inc., a Delaware corporation (“Licensor”); and Kimberly-Clark Worldwide, Inc., a Delaware corporation (“Licensee”).

RECITALS

WHEREAS, Licensor will be, as of the Effective Date, a wholly-owned subsidiary of Halyard Health, Inc. (“Halyard”) and Licensee is a wholly-owned subsidiary of Kimberly-Clark Corporation (“Kimberly-Clark”); and

WHEREAS, Licensor will be, as of the Effective Date, the owner of the certain trademarks for certain goods, as identified below; and

WHEREAS, Licensor wishes to grant to Licensee, and Licensee desires to obtain from Licensor, a license to use said trademarks on or in connection with the manufacture, distribution, marketing, advertising, promotion and sale of professional products and related services, on the terms and conditions described in this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and obligations contained herein, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings. Capitalized terms used but not otherwise defined elsewhere in this Agreement shall have the respective meanings given to such terms in the Distribution Agreement by and between Kimberly-Clark and Halyard dated as of              , 2014 (the “Distribution Agreement”).

1.1 “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purpose of this definition, the term “control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing. After consummation of the Distribution Agreement, Halyard and Kimberly-Clark shall not be deemed to be under common control for purposes hereof due solely to the fact that Halyard and Kimberly-Clark have common stockholders. Notwithstanding the foregoing definition, Hogla-Kimberly, Kimberly-Clark de Mexico, Kimberly-Clark Lever Private Limited and Olayan Kimberly-Clark are Affiliates of Kimberly-Clark.

1.2 “Change of Control” shall mean a transaction in which there is a change in the person or persons holding a controlling interest in the equity of Licensee (or in the equity of any parent entity of Licensee) and such change results in the controlling interest in the Licensee or such parent entity being held by a Halyard Competitor.

1.3 “Halyard Competitor” shall mean a third party that manufactures, sells or distributes products of a type sold by Halyard.

1.4 “Licensed Marks” shall mean (a) the marks shown in Appendix A attached hereto, including the marks are the subject of the registrations and applications identified in Appendix A; (b) marks that include or incorporate such marks; and (c) any variants or formatives thereof, each as used on, for and in connection with Professional Products, as defined in this Agreement, sold to the Professional Market, as defined in this Agreement.

1.5 “Professional Products” shall mean devices, products, articles or merchandise on or in connection with which the Licensed Marks are used and whose primary purpose is to: (a) help maintain facilities or manufacturing equipment; (b) increase or improve employee or other individuals’ efficiency, safety or protection, or cleanliness; or (c) enhance the safety or cleanliness or efficiency of facilities or equipment or processes. Professional Products expressly include those devices, products, articles or merchandise sold or otherwise transferred to customers or end users by Kimberly-Clark’s Global Professional Business and Global Partnership Products Business as of the Effective Date of this Agreement.

1.6 “Professional Market” shall mean end users whose primary business is performed in an industrial, commercial, or institutional setting, including but not limited to:

(a)	manufacturing facilities or factories;

(b)	repair and service facilities (e.g., equipment, machines, vehicles, etc.);

(c)	lodging, entertainment and hospitality facilities;

(d)	professional offices other than components directed to the provision of medical care and treatment to patients;

(e)	food preparation and processing facilities;

(f)	facilities directed to natural resource extraction and processing (e.g., mining, drilling, refining, etc.);

(g)	schools and academic institutions (including research laboratories in hospitals associated with academic institutions);

(h)	technology development, research, or scientific facilities or labs;

(i)	non-medical care components of relief agencies;

(j)	non-medical care components of long term medical care facilities;

(k)	pharmacies other than components directed to the provision of medical care and treatment to patients;

(l)	components of hospitals, clinics or other medical care facilities other than those that relate to the diagnosis, treatment or prevention of disease, injury or a medical condition or other activities that are typically administered by or under the direction of a medical professional (e.g., laboratory work, facility maintenance, janitorial services, etc.);

(m)	non-veterinary care components of animal shelters or animal care facilities; and

(n)	firms selling products or services into such end users.

The Professional Market specifically does not include the patient interaction components of veterinary facilities, hospitals, pharmacies, medical care facilities and/or components of such facilities used for the delivery of medical care. Notwithstanding anything to the contrary in this Agreement, Kimberly-Clark and its Affiliates may continue selling or otherwise transferring Professional Products to the end users and customers of Kimberly-Clark’s Global Professional Business and Global Partnership Products Business as of the Effective Date of this Agreement.

2. Grant and Scope of License

2.1 Grant of License. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee, and to all Affiliates of Licensee , and Licensee accepts an exclusive, non-transferable (unless transferred in compliance with Section 8.1) license, for the term stated in this Agreement, subject to the payment of royalties as provided in Exhibit A to this Agreement, to use throughout world the Licensed Marks:

(a) on or in connection with Professional Products that are marketed solely to the Professional Market;

(b) in connection with manufacturing the Professional Products and distributing the Professional Products solely to the Professional Market; and

(c) in connection with marketing, advertising, promotion, and/or sale of the Professional Products solely to the Professional Market, including such use by Licensee’s authorized sales representatives.

All of the foregoing uses identified in paragraphs 2.1(a) through 2.1(c) shall hereinafter be referred to collectively as the “Licensed Uses.”

2.2 Limited Purpose. Licensee shall not use the Licensed Marks in connection with any activities other than the Licensed Uses without prior written approval of Licensor. All rights not expressly granted herein to Licensee are specifically reserved to and vested in Licensor, including the right to use or authorize others to use the Licensed Marks in connection with Professional Products, provided such products are marketed and sold to parties other than those in the Professional Market. Notwithstanding the foregoing and for the sake of clarity, Licensor shall not directly market or sell products bearing the Licensed Marks to the Professional Market.

2.3 Compliance by Affiliates. Licensee agrees that Licensee shall be responsible for ensuring and guaranteeing compliance by all Affiliates of Licensee with all of the terms, conditions and provisions of this Agreement. Licensee represents and warrants to

Licensor that Licensee has the power and authority to cause all such Affiliates to comply with all such terms, conditions and provisions, and acknowledges that such compliance shall be a condition to the lawful exercise by any of Licensee’s Affiliates of any of the rights granted in this Agreement to Licensee.

3. Compliance Issues

3.1 Form of Use. Licensee shall use the Licensed Marks only in forms and presentations that have been approved in advance, in writing, by Licensor. All forms and presentations in use by Kimberly-Clark’s Global Professional Business or Global Partnership Products Business as of the Effective Date are hereby deemed approved by Licensor. Once any such form or presentation has been approved by Licensor, Licensee’s use of the Licensed Marks in such form or presentation shall not be restricted; provided, however, that Licensor may, for Good Reason (as defined herein) object to a previously-approved form or presentation by giving Licensee written notice of Licensor’s objection and the reasons for the objection (a “Notice of Objection”). Licensee shall timely comply with and correct all objections set forth in the Notice of Objection. For purposes of this Agreement, “Good Reason” shall mean a reason based on trademark law principles (including but not limited to principles relating to maintenance of trademark validity and/or integrity, proper trademark usage, and brand identity) that, in Licensor’s opinion, justifies Licensor’s objection, so long as such Notice of Objection proposes an alternative form or presentation that is as similar to the previously-approved form or presentation as is consistent, in Licensor’s opinion, with such trademark law principles.

3.2 Marking. Licensee shall include, where appropriate and as requested by Licensor, agreed-to trademark markings or legends for the Licensed Marks. Licensee shall comply with all applicable laws and regulations pertaining to the proper use and designation of trademarks.

3.3 Use of Other Marks. Licensee shall not use during the term of this Agreement or thereafter without the written consent of Licensor any name, mark, designation or design that is likely to cause confusion with any of the Licensed Marks.

4. Quality Control and Use of Licensed Marks

4.1 Quality Control. Licensor shall at all times retain the right, in its sole discretion, to control the nature and quality of all Professional Products in accordance with applicable trademark law. Licensee shall comply with all requests or instructions of Licensor relating to the nature or quality of the Professional Products, and shall comply with all quality control guidelines of Licensor, as adopted from time to time by Licensor in writing and provided to Licensee. Licensor and Licensee intend the quality control provisions of this Section 4 to require Licensee to maintain the nature and quality of the Professional Products as required by Licensor, so as to maintain the validity and integrity of the Licensed Marks, as required by applicable law.

4.2 Quality Standards. In furtherance of its quality control rights and obligations set forth in Section 4.1 above, Licensor has furnished to Licensee quality standards applicable to goods bearing the Licensed Marks as of the Effective Date. Licensee shall ensure that all Professional Products conform to the quality standards historically associated with the products of Licensor or its predecessors on which the Licensed Marks have been used prior to the Effective Date, and with such quality standards as Licensor may reasonably adopt after the Effective Date and communicate in writing to Licensee. Licensee represents that, as a principal part of its business, it possesses all the necessary and appropriate knowledge, skill, experience and expertise to enable it to manufacture, inspect, test, approve, market, advertise, promote, distribute and sell Professional Products in compliance with Licensor’s existing quality standards, including with respect to their performance and safety, in compliance with all applicable laws and regulations, and acknowledges and agrees that, as a result thereof, Licensor may reasonably rely on Licensee to regularly ensure that all Professional Products comply with such quality standards, laws and regulations. Nothing contained herein, however, shall preclude or limit Licensor’s right or ability to inspect any Professional Products or to determine, in Licensor’s reasonable discretion, whether such Professional Products comply with the quality standards communicated by Licensor to Licensee in accordance with this Section 4.2. Licensee shall cooperate fully with Licensor, as requested by Licensor, in connection with any such inspection or determination by Licensor. Licensor and Licensee agree that any subsequent adoption of different quality standards with which Licensee must comply may be made to maintain compliance of all Professional Products with applicable laws and regulations, and Licensor agrees that any different quality control standards adopted during the term of this Agreement shall be reasonable and consistent with the nature and qualities of the products of Licensor or its predecessors on which the Licensed Marks have been used in the past.

4.3 Compliance with Law. Licensee shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to its use of the Licensed Marks, including the Licensed Uses and Licensee’s manufacture, sale, distribution, marketing, advertising and promotion of products on or in connection with which the Licensed Marks are used.

4.4 No Disparagement of Licensor or Licensed Marks. Licensee shall not use the Licensed Marks in connection with any activity that disparages Licensor, its products or services, or the Licensed Marks.

4.5 Licensor’s Maintenance of Licensed Marks. Licensor shall take no actions that derogate or devalue the Licensed Marks, and agrees to make reasonable efforts to maintain the goodwill of the Licensed Marks, as well as any registrations for, and applications for registration of, the Licensed Marks. Licensee agrees to cooperate with Licensor or its representatives by timely obtaining and/or submitting to Licensor or its representatives, as requested by Licensor, documents, information, specimens, verified or sworn statements, assignments or other documents reasonably believed by Licensor to be necessary in order to maintain such registrations or prosecute applications for the Licensed Marks. Licensor shall give Licensee notice of any registrations or applications that Licensor does not intend to maintain or further prosecute, and Licensee shall give Licensor notice of any additional applications that Licensee believes should be filed for the Licensed Marks. It shall be Licensor’s right to determine in the first instance whether, when and in what jurisdictions additional applications for registration of the Licensed Marks shall be filed and whether existing applications or registrations shall be further prosecuted or maintained; provided, however, that if Licensee and Licensor disagree regarding any such issues, Licensor shall file, prosecute or maintain such applications or registrations in Licensor’s name if Licensee pays for all expenses, including all attorneys’ fees and filing fees, associated with such applications or registrations; and provided further that the foregoing obligation on Licensor’s part shall not be applicable if Licensor believes in good faith that such application, prosecution or maintenance will be unsuccessful, is unnecessary, or would otherwise cause damage or risk to Licensor, the Licensed Marks, or Licensee.

5. Ownership

5.1 Ownership of Licensed Marks. Licensee acknowledges that Licensor will remain the sole and exclusive owner of all right, title and interest in and to the Licensed Marks. Licensee agrees that any goodwill in the Licensed Marks resulting from Licensee’s use of the Licensed Marks under this Agreement will inure solely to the benefit of Licensor and will not create any right, title or interest of Licensee (including any ownership right by Licensee) in or to the Licensed Marks.

5.2 No Contest. Licensee shall not contest, oppose or challenge Licensor’s ownership of the Licensed Marks or the validity thereof. Licensee will do nothing to impair Licensor’s ownership or rights in the Licensed Marks. In particular, Licensee shall not register or attempt to register any of the Licensed Marks, alone or with other words or designs, in any country or jurisdiction, and will not oppose or contest Licensor’s application(s) to register, registration(s) or permitted use(s) of the Licensed Marks in any jurisdiction.

5.3 Adverse Use and Enforcement

(a) Notice. Each party shall promptly notify the other party in writing of any legal proceeding or action instituted against such party arising out of the use of or involving the Licensed Marks. Each party shall also promptly notify the other party in writing should such party learn of use by an unauthorized third party of any mark that may be confusingly similar to, infringe or otherwise violate Licensor’s rights in one or more of the Licensed Marks or Licensee’s exclusive rights under this Agreement.

(b) Enforcement. Except as provided for below, Licensor shall have the sole right and discretion to enforce its rights in any of the Licensed Marks, including but not limited to the right to bring infringement, unfair competition, dilution or false advertising proceedings involving any of the Licensed Marks. Licensee shall cooperate fully to assist Licensor and its attorneys or other authorized agents, at Licensor’s expense, with any legal, equitable, administrative, regulatory or other proceeding or action taken by Licensor against a third party to protect the Licensed Marks. Notwithstanding the foregoing, if, within twenty (20) days of Licensor’s receipt of a notice from Licensee in accordance with paragraph (a) above, Licensor does not agree in writing to bring or take action to terminate such activities of the unauthorized third party, or if Licensor subsequently decides not to proceed with any such action, and if Licensee has a good faith belief that such activities have or will injure its rights under this Agreement, then Licensee may take such action as is reasonably necessary to halt such activities including filing suit, after providing written notice to Licensor at least seven (7) days in advance of taking such action. Whichever party takes action against such activities shall be responsible for the costs and fees of such action including payment of both Licensor’s and Licensee’s attorneys’ fees, costs and expenses, and the other party shall, if requested, cooperate in such action as shall be reasonably necessary (including joining as a party plaintiff to the extent necessary and requested by the other party), but again at the cost of the party taking action. Any monies recovered as a result of such action shall first be used to pay the legal expenses of the party that took such action and the legal fees of the party cooperating in such action and any remaining amounts after reimbursement of such fees shall be retained by, paid to or recovered by the party that initiated the action.

6. Indemnification

6.1 By Licensor. Licensor shall defend, indemnify and hold harmless Licensee and its respective parents, subsidiaries, and otherwise related entities, agents, servants, current and former officers, directors and employees, shareholders, attorneys, successors and assigns, against all claims, liabilities, damages, losses, costs, settlement amounts and expenses (including expenses of litigation and/or attorneys’ fees) arising out of or in connection with any claims, legal proceedings or actions instituted or asserted against Licensee or Licensor for trademark infringement arising out of Licensee’s use of the Licensed Marks in accordance with this Agreement (an “Indemnified Claim”); and Licensor shall defend or settle any such claims, legal proceedings or actions instituted against Licensee or Licensor at no expense to Licensee or Licensee’s Affiliates, employees, officers, directors, or authorized sales representatives; PROVIDED THAT Licensee shall give to Licensor prompt written notice of any Indemnified Claim following Licensee’s receipt of written notification of such claim, legal proceeding or action instituted by a third party against Licensee; and PROVIDED FURTHER THAT Licensee shall not enter into any negotiation or settlement regarding any Indemnified Claim and shall provide to Licensor the full authority to defend or settle the claim. Licensee shall cooperate fully in the defense of such claim at Licensor’s expense. Licensee may participate in any such claim at its own expense with counsel of its choosing.

6.2 By Licensee. Except with respect to Indemnified Claims as defined in the foregoing Section, Licensee shall defend, indemnify and hold harmless Licensor and its respective parents, subsidiaries, and otherwise related entities, agents, servants, current and former officers, directors and employees, shareholders, attorneys, successors and assigns, against all claims, liabilities, damages, losses, costs, settlement amounts and expenses (including expenses of litigation and/or attorneys’ fees) arising out of or in connection with any claims, legal proceedings or actions instituted or asserted against Licensee or Licensor arising in whole or in part from any activities of Licensee relating to the Licensed Marks or the Professional Products, including but not limited to: (i) alleged defects or deficiencies in the Professional Products offered by Licensee; (ii) Licensee’s agreements, policies, promises, or activities relating to the provision or advertising of the Professional Products; (iii) alleged violations of any applicable law or regulation relating to the Professional Products offered by Licensee; (iv) alleged acts of piracy, plagiarism, infringement, fraud, larceny/theft, libel or invasion of privacy; and/or (v) any allegations by third parties asserting claims of fraud, negligence, or gross negligence relating to the provision of the Professional Products. Licensor shall promptly notify Licensee in writing of any such claims asserted against Licensor.

7. Term and Termination

7.1 Term. The term of this Agreement shall commence on the Effective Date and continue for a term of eight (8) years, unless terminated at an earlier time in accordance with the provisions of this Agreement.

7.2 Termination by Licensor

(a) Breach. In the event Licensee breaches any of its material obligations under this Agreement, Licensor may terminate this Agreement and the license granted in this Agreement by giving notice in writing to Licensee of the breach. In the event Licensee does not correct or eliminate the breach within thirty (30) days from the date of receipt of such notice, this Agreement, including the license to use the Licensed Marks, shall terminate ten (10) days following the thirty (30) day cure period. In the event Licensor breaches any of its representations or material obligations under this Agreement, Licensee may terminate this Agreement and the license granted in this Agreement by giving notice in writing to Licensor of the breach. In the event Licensor does not correct or eliminate the breach within thirty (30) days from the date of receipt of such notice, this Agreement, including the license to use the Licensed Marks, shall terminate ten (10) days following the thirty (30) day cure period.

(b) Change of Control. Licensor will have the right to terminate this Agreement and the license granted in this Agreement by giving written notice to Licensee in the event of a Change of Control of Licensee.

(c) Threat of Infringement. If, at any time, Licensor becomes, or in the opinion of Licensor may become, the subject of a claim of infringement with respect to the Licensed Marks, Licensor may, at its option (i) procure for Licensee the right to continue using the Licensed Marks; or (ii) terminate this Agreement.

7.3 Automatic Termination

(a) In the event that Licensee dissolves or liquidates or ceases to engage in its business, files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it and is not discharged within sixty (60) days thereafter or if Licensee makes an assignment for the benefit of its creditors or if a custodian, receiver or trustee is appointed for it or for a substantial portion of its business or assets and such appointment is not discharged within sixty (60) days thereafter (hereinafter individually and/or collectively referred to as “Bankruptcy or Related Proceedings”), then this Agreement will terminate automatically. In the event of Licensee’s Bankruptcy or Related Proceedings, Licensor and/or its custodian, receiver, or trustee retains the right to reject and terminate this Agreement in its entirety.

(b) In the event Licensee, in its sole discretion, ceases to use the Licensed Marks with intent not to resume such use, the license granted under this Agreement will terminate following receipt of written notice from Licensee without any penalty, payment or other form of remuneration from one party to the other.

7.4 Effect of Termination. In the event of any termination of this Agreement under any circumstance, Licensee shall, subject to the following sentence, discontinue using the Licensed Marks. In the event of such termination under any circumstance and notwithstanding any other term or condition set out in this Agreement, Licensee shall sell off or exhaust its inventory of any Professional Products and any other materials or matter that bear any of the Licensed Marks within six (6) months, and thereafter will cease and forever desist from all use of the Licensed Marks and shall not use any mark, designation or design confusingly similar to any of the Licensed Marks anywhere in the world. Nothing herein, however, shall bar or prohibit Licensee after such six-month period from servicing any Professional Products bearing the Licensed Marks that were marketed or sold prior to the termination or expiration of this Agreement.

7.5 Survival. The provisions of Sections 3.3, 5.1, 5.2, 6.1, 6.2 and 7.4 shall survive termination of this Agreement regardless of the reason for termination.

7.6 Condition Precedent to Agreement. The Parties agree that this Agreement shall be null, void and of no effect unless and until the transaction contemplated by the Distribution Agreement has been closed and consummated. In the event the parties to the Distribution Agreement conclude that such transaction shall not be consummated, this Agreement shall be deemed to be terminated and of no further force or effect.

8. Miscellaneous

8.1 Non-assignment/Binding Agreement. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Licensee, in whole or in part, whether voluntarily or by operation of law, including by way of sale of assets, merger or consolidation, or Change of Control without the prior written consent of Licensor, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Licensee may transfer this Agreement to any entity that owns Licensee, is owned by Licensee, or is under common control with Licensee, provided Licensee gives Licensor at least thirty (30) days advance written notice of such assignment and the proposed transferee entity represents in writing to Licensor that it shall have the authority and will in fact assume and discharge all obligations of Licensee under this Agreement. Licensor expressly reserves its unilateral right to assign or transfer its interest in this Agreement, provided Licensor gives Licensee at least thirty (30) days advance written notice of such assignment. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

8.2 Independent Contractors. The relationship of the parties under this Agreement is that of independent contractors. Neither party will be deemed to be an employee, agent, partner, or legal representative of the other for any purpose and neither will have any right, power or authority to create any obligation or responsibility on behalf of the other. Nothing herein shall be construed as creating any joint venture or other form of joint enterprise between the parties.

8.3 Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: (a) delivered in person; (b) sent by first class registered mail; or (c) sent by overnight courier, in each case properly posted and fully prepaid to the appropriate address set forth below:

If to Licensor:	Avent, Inc.
5450 Windward Parkway, Suite 100 South
Alpharetta, Georgia 30004

Attention: General Counsel; and

If to Licensee:	Kimberly-Clark Worldwide, Inc.
2300 Winchester Road
Neenah, Wisconsin 54956

Attention: General Counsel

8.4 Change of Address. Either party may change its address for notice by providing notice to the other party given in accordance with this Section. Notices will be considered to have been given at the time of actual delivery in person, seven business days after deposit in the mail as set forth above, or three business day after delivery to an overnight air courier service.

8.5 Force Majeure. Neither party will be liable to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the party allegedly delaying or failing to perform. Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, acts of terrorism, earthquake, fire and explosions, but the inability to meet financial obligations is expressly excluded.

8.6 Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective and signed by the party being charged with waiver. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

8.7 Severability. If any of the terms or conditions of this Agreement are declared void, invalid, unlawful or unenforceable by any judicial or administrative authority having proper jurisdiction over the parties and after all appeals have been exhausted, this declaration shall not, in and of itself, nullify the remaining provisions of this Agreement, which shall remain in force and effect unless the severing of such term, condition or provision adversely and materially affects the original intent of the parties or the validity of the Licensed Marks; in which event, this Agreement may terminate on sixty (60) days written notice from one party to the other, provided that the parties have first made reasonable, good faith efforts to reach agreement on modifying such term or condition to fulfill as closely as possible the original intent and purpose thereof.

8.8 Integration. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter. No terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions. This Agreement may not be amended, except by a writing signed by both parties.

8.9 Choice of Law and Forum. This Agreement shall be governed by and construed and enforced in accordance with the federal trademark laws of the United States of America as to trademark issues and the substantive laws of the State of Delaware, as though all acts and omissions related hereto occurred in Delaware, as to contract formation, interpretation and construction. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the state and federal courts located in the State of Delaware, and each party hereby irrevocably agrees that all disputes, controversies or claims may be heard and determined in the state and federal courts located in Wilmington, Delaware. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.10 Interpretation. For purposes of interpreting this Agreement, whenever the context requires, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Any reference herein to “the parties” means the entities that are parties to this agreement; any reference to a “third party” means a person or an entity that is not a party to this Agreement.

8.11 Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. A facsimile, digital or .pdf signature shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

AVENT, INC.	KIMBERLY-CLARK WORLDWIDE, INC.
(LICENSOR):	(LICENSEE):

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

ROYALTIES

A. The license granted in this Agreement shall bear royalties at the rate of three-fourths of one percent (0.75%), payable each calendar quarter during the term of this Agreement, commencing on the Effective Date.

B. Licensee shall remit to Licensor, within thirty (30) days after the close of each calendar quarter, an accounting of all royalties due to Licensor, accompanied by payment of such royalties in U.S. dollars. The royalties shall be calculated by multiplying the royalty rate set forth in paragraph A above by the total sales by Licensee of Professional Products during the preceding calendar quarter, exclusive of taxes and less returns during such period. Licensee shall report such royalties on the form prescribed by Licensor, which shall identify all Professional Products and state the volume and total sales for each Licensed Product with specificity.

C. Licensee shall not be obligated to pay royalties to Licensor based on any sales by Licensee of any Professional Products that were in Licensee’s inventory as of the Effective Date. Licensor and Licensee shall agree, in writing, as to the value of such inventory, and Licensee may deduct from its royalty payments to Licensor any royalties that would otherwise be payable to Licensor based on the sales of such inventory by Licensee. Licensee shall report all such sales to Licensor in Licensee’s accountings in accordance with paragraph B above, and may make such deduction(s) either as one or more lump-sum deduction(s) from its initial royalty payment(s) or on a rolling basis, as such inventory is sold by Licensee.

D. Licensee shall keep complete and accurate books and records relating to Licensee’s sales of Professional Products, and Licensor shall have the right, upon reasonable notice to Licensee but no more frequently than once every two (2) years, to have an independent certified public accountant of Licensor’s choice to audit such books and records at Licensor’s expense. If any such audit finds that Licensee has under-reported or underpaid the royalties due to Licensor under this Agreement, Licensee shall remit to Licensor all unpaid royalties within thirty (30) days after the receipt by Licensee of the report of the audit. If any such audit finds that Licensee has under-reported or underpaid royalties by more than five percent (5%), Licensee shall, in addition to remitting all unpaid royalties, also reimburse Licensor for all costs incurred by Licensor in connection with such audit, including all fees and expenses of the accountant that conducted the audit.

EXHIBIT A

APPENDIX A

MARKS AND REGISTRATIONS

I. GLOVE MARKS

The following marks, whether registered or not, as used on or in connection with gloves marketed to the Professional Market:

PURPLE NITRILE

PURPLE NITRILE XTRA

STERLING

STERLING SG

the colors purple, lavender and gray for gloves

the distinctive configurations of

any gloves that use one or more of the marks identified above the trade dress used for

any gloves that use one or more of the marks identified above

II. SPORTS WRAP MARK

The following mark, whether registered or not, as used on or in connection with sports wrap products marketed to the Professional Market:;

SAFESKIN

the distinctive configurations of

any sports wrap products that use the mark identified above

the trade dress used for

APPENDIX A

any sports wrap products that use the mark identified above

APPENDIX A